November 3, 2015

IRADIMED CORPORATION 1025 Willa Springs Drive Winter Springs, Florida 32708

            Re: S-3 Registration Statement
Ladies and Gentlemen:
We have acted as counsel to iRadimed Corporation, a Delaware corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-[   ]) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”), relating to:
(a)	The offer and sale from time to time by the Company of up to a maximum of $40,000,000 aggregate initial offering price of a presently indeterminate amount of shares of the Company’s common stock (the “Company Shares”), $0.0001 par value per share (the “Common Stock”);
(b)	The offer and sale from time to time of up to $30,000,000 of a presently indeterminate amount of shares of the Company’s Common Stock (the “Resale Shares”) by the selling stockholders described in the Registration Statement; and
(c)	The resale of 201,600 shares of common stock underlying warrants (the “Warrant Shares”), which underlying shares were registered and remain unsold under the registrant’s Registration Statement on Form S-1 (File No. 333-196875) which was initially declared effective by the Securities and Exchange Commission on July 15, 2014, and the concurrent amendment of that Registration Statement on Form S-1.
The Company Shares may be issued and sold by the Company, and the Resale Shares may be sold by the selling stockholders, from time to time on a delayed or continuous basis pursuant to applicable provisions of Rule 415 under the Securities Act, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale, and as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (each, a “Prospectus Supplement”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Company Shares, and we have made such investigation of law as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company.  For the purposes of this opinion letter, we have assumed that (i)

each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have not verified any of these assumptions.
The opinions expressed in this opinion letter are limited to (i) the General Corporation Law of the State of Delaware (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; or (b) the laws of any other jurisdiction.
All references in this opinion letter to the board of directors of the Company are intended to include an authorized committee thereof empowered and authorized to act under the DGCL in lieu of the full board of directors of the Company.
Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:
(1)	the Company Shares and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable;
(2)	the Resale Shares have been validly issued and are fully paid and non-assessable.
The opinions set forth above are subject to the following additional assumptions:
(i) the Registration Statement, any amendments thereto (including post-effective amendments), will have been declared effective under the Securities Act and such effectiveness shall not have been terminated, suspended or rescinded; and
(ii) all Company Shares will be issued and sold, and the Resale Shares shall be offered and sold, in compliance with applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the appropriate Prospectus Supplement and there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP